SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                    000-27457
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                             Commission File Number

                            1ST INTERNET GROUP, INC.
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             (Exact name of registrant as specified in its charter)

         5883 LAKE WORTH ROAD, LAKE WORTH, FLORIDA 33463 (561) 642-2811
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  COMMON STOCK
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            (Title of each class of securities covered by this Form)

                                      NONE
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)      |X|             Rule 12h-3(b)(1)(ii)     |_|
      Rule 12g-4(a)(1)(ii)     |X|             Rule 12h-3(b)(2)(i)      |_|
      Rule 12g-4(a)(2)(i)      |_|             Rule 12h-3(b)(2)(ii)     |_|
      Rule 12g-4(a)(2)(ii)     |_|             Rule 15d-6               |_|
      Rule 12h-3(b)(1)(i)      |_|

Approximate number of holders of record as of the certification or notice date:


                                       88
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      Pursuant to the requirements of the Securities Exchange Act of 1934, 1st
Internet Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  February 18, 2000           By: /s/ William H. Corley
                                      ------------------------------------------
                                   Name:  William H. Corley
                                   Title: President and Chief Executive Officer